EXHIBIT 5.1

August 13, 2021

Haverty Furniture Companies, Inc.
780 Johnson Ferry Road, NE, Suite 800
Atlanta, Georgia 30342

Re: Haverty Furniture Companies, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Haverty Furniture Companies, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share to be issued pursuant to the terms of the Haverty Furniture Companies, Inc. 2021 Long-Term Incentive Plan (collectively, the “Plan”).

In connection with this opinion, I have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies.

For purposes of this opinion, I have assumed that the Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Maryland, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

a. The Shares are duly authorized; and

August 13, 2021

b. When issued pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion as an Exhibit to the Registration Statement to be filed by the Company and to the references to me in such registration statement.